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EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
American Vantage Companies

We consent to incorporation by reference in registration statement No 333-00905 on Form S-8 of American Vantage Companies of our report dated October 12, 2000, relating to the consolidated balance sheets of American Vantage Companies as of July 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the July 31, 2000 annual report on Form 10-KSB of American Vantage Companies.



/s/ Bradshaw, Smith & Co., LLP

Las Vegas, Nevada
October 26, 2000